Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
650 696-8910

CMS Proposed Rule Would Reduce Medicare ESRD Reimbursement

El Segundo, California, August 16, 2005 – DaVita Inc. (NYSE: DVA). The Centers for Medicare and Medicaid Services (CMS) has published a proposed rule containing its 2006 Physician Fee Schedule. Included in this proposed rule are revisions to dialysis pharmaceutical payments and the dialysis composite rate. The proposal is subject to a comment period, which ends on September 30, 2005, before final rules are published.

Specifically, the CMS proposal changes dialysis reimbursement for separately billable pharmaceuticals, including EPOGEN®, from average acquisition cost to average sales price plus 6%. Correspondingly, they propose to increase the composite rate drug add-on to 8.9%. The proposed add-on of 8.9% does not accomplish budget neutrality as required by the 2003 Medicare Modernization Act.

The rule if implemented as proposed would effectively cut our 2006 composite rate by 2.5%, reducing DaVita’s standalone 2006 Medicare reimbursement by approximately $15-20 million. It would also have a proportional impact on the Gambro Healthcare business we are acquiring. It is our belief that CMS has made an error in their calculation. We have had an initial meeting with CMS and will continue our dialogue with a goal of achieving budget neutrality in the final rule.